Exhibit 4

January 9, 2023

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, NY 10105

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

J.P. Morgan Securities LLC

383 Madison Avenue, 6th Floor

New York, NY 10179

Ladies and Gentlemen:

We have acted as special United States counsel to the United Mexican States (“Mexico”) in connection with Mexico’s offering, pursuant to registration statement (No. 333-262317) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of U.S.$1,250,000,000 aggregate principal amount of 5.400% Global Notes due 2028 (the “2028 Notes”) and U.S.$2,750,000,000 aggregate principal amount of 6.350% Global Notes due 2035 (the “2035 Notes”, and together with the 2028 Notes, the “Notes”) to be issued pursuant to an amended and restated indenture dated as of June 1, 2015 (the “Amended and Restated Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of January 24, 2022 (the “First Supplemental Indenture”), between Mexico and the Trustee (and together with the Amended and Restated Indenture, the “Indenture”). Such registration statement, as amended as of January 3, 2023, the date on which the most recent Amendment to Mexico’s Annual Report for its fiscal

BBVA Securities Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and J.P. Morgan Securities LLC, p. 2

year ended December 31, 2021 on Form 18-K/A was filed as an amendment to such registration statement, including the documents incorporated by reference therein, is herein called the “Registration Statement”; the related prospectus dated March 1, 2022, as filed with the Commission as part of the Registration Statement, including the documents incorporated by reference therein, is herein called the “Base Prospectus”; the related preliminary prospectus supplement dated January 3, 2023, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement”; and the related prospectus supplement dated January 3, 2023, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.” This opinion letter is furnished to you pursuant to the terms agreement dated January 3, 2023 among Mexico and BBVA Securities Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and J.P. Morgan Securities LLC (the “Underwriters”) (the “Terms Agreement”), which incorporates, and modifies certain provisions of, Mexico’s standard underwriting terms dated January 2022 (the “Underwriting Terms”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	a copy of the executed Terms Agreement, including the Underwriting Terms attached thereto;

(b)	the Registration Statement;

(c)	the Pricing Prospectus, and the document listed in Schedule I hereto;

(d)	the Final Prospectus;

(e)	a copy of the executed Amended and Restated Indenture;

(f)	a copy of the executed First Supplemental Indenture;

(g)	a copy of the executed authorization relating to the Notes pursuant to Section 2.1 of the Indenture, dated January 9, 2023;

(h)	copies of the Notes in global form (the “Global Notes”), as executed by Mexico; and

(i)	the documents delivered to you by Mexico at the closing pursuant to the Terms Agreement.

BBVA Securities Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and J.P. Morgan Securities LLC, p. 3

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents and certificates of public officials of Mexico, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of Mexico in the Terms Agreement) and (ii) that the Notes have been duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Terms Agreement has been duly executed and delivered by Mexico under the law of the State of New York.

2. The Indenture has been duly executed and delivered by Mexico under the law of the State of New York and is the valid, binding and enforceable obligation of Mexico.

3. The Global Notes have been duly executed and delivered by Mexico under the law of the State of New York, and the Notes are valid, binding and enforceable obligations of Mexico, entitled to the benefits of the Indenture.

4. The issuance and sale of the Notes by Mexico pursuant to the Terms Agreement do not, and the performance by Mexico of its obligations in the Terms Agreement, the Indenture and the Notes will not, require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in our experience normally would be applicable with respect to such issuance, sale or performance, except such as have been obtained or effected under the Securities Act (but we express no opinion relating to any state securities or Blue Sky laws).

5. The issuance and sale of the Notes to the Underwriters pursuant to the Terms Agreement do not, and the performance by Mexico of its obligations in the Terms Agreement, the Indenture and the Notes will not, result in a violation of any United States federal or New York State law that in our experience normally would be applicable with respect to such issuance, sale or performance (but we express no opinion relating to any United States federal securities laws or state securities or Blue Sky laws).

6. Under the laws of the State of New York relating to submission to personal jurisdiction, Mexico has, pursuant to the Terms Agreement and Section 15 of the Underwriting Terms, and assuming that such submission, waiver and appointment are valid under the laws of Mexico, (i) validly and irrevocably submitted to the jurisdiction of any state or federal court located in the Borough of Manhattan in The City of New York, New York, in any action arising out of or based upon the Terms Agreement, (ii) validly and irrevocably waived any objection to the laying of venue of any such action in any such court, and (iii) validly and irrevocably appointed its Consul General in The City of New York as its authorized agent for the purpose described in or pursuant to the Terms Agreement and Section 15 of the Underwriting Terms; service of process as provided in the Terms Agreement and Section 15 of the Underwriting Terms will be effective to confer valid personal jurisdiction over Mexico in any such action.

BBVA Securities Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and J.P. Morgan Securities LLC, p. 4

7. Under the laws of the State of New York, the waiver by Mexico pursuant to the Terms Agreement, Section 15 of the Underwriting Terms, Section 9.7 of the Indenture and paragraph 18 of the Terms and Conditions of the Notes of any immunity to jurisdiction to which it may otherwise be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) with respect to any such action in any such court is, assuming it is valid under the laws of Mexico, valid and binding under New York and federal law, subject as set forth below.

8. The statements set forth under the heading “Description of the Securities—Debt Securities” in the Base Prospectus, as amended and supplemented by the statements set forth in (i) the Preliminary Prospectus Supplement and the document listed in Schedule I hereto, and (ii) the Final Prospectus Supplement, insofar as such statements purport to summarize certain provisions of the Notes and the Indenture, provide a fair summary of such provisions, and the statements set forth under the heading “Taxation—United States Federal Taxation” in the Base Prospectus, as amended and supplemented by the statements set forth in (i) the Preliminary Prospectus Supplement and the document listed in Schedule I hereto, and (ii) the Final Prospectus Supplement, insofar as such statements purport to summarize certain federal income tax laws of the United States of America, constitute a fair summary of the principal United States federal income tax consequences of an investment in the Notes.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Mexico, (a) we have assumed that Mexico and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the enforceability of paragraph 19 of the Terms and Conditions of the Notes relating to currency indemnity.

BBVA Securities Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and J.P. Morgan Securities LLC, p. 5

The enforceability in the United States of the waiver by Mexico of its immunities, as set forth or incorporated by reference in the Terms Agreement, the Indenture and the Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which Mexico may become entitled after the date hereof.

We also note that the designations in or pursuant to the Terms Agreement, Section 15 of the Underwriting Terms, Section 9.7 of the Indenture and paragraph 18 of the Terms and Conditions of the Notes of the U.S. federal courts sitting in The City of New York as the venue for actions or proceedings relating to the Terms Agreement, the Indenture and the Notes is (notwithstanding the waiver in or pursuant to the Terms Agreement, Section 15 of the Underwriting Terms, Section 9.7 of the Indenture and paragraph 18 of the Terms and Conditions of the Notes) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We are furnishing this opinion to you, as Underwriters, solely for your benefit in your capacity as such in connection with the offering of the Notes. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, you may furnish a copy of this opinion letter (with notice to us, which shall be given before furnishing such copy, when practicable) (a) if required by any applicable law or regulation, (b) to any regulatory authority having jurisdiction over you if required by such authority or (c) in connection with any actual or threatened claim against you relating to the offering of the Notes if required to assist you in establishing defenses under applicable securities laws, it being understood and agreed that we assume no duty or liability whatsoever to any person furnished this letter in accordance with this sentence and that any such person is not entitled to rely on this letter in any manner as a result of being furnished this letter or for any other reason. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ JORGE U. JUANTORENA
Jorge U. Juantorena, a Partner

Schedule I

1. Issuer Free Writing Prospectus relating to the Notes, setting forth the final terms of the Notes, as filed on January 4, 2023 pursuant to Rule 433 under the Securities Act.